Exhibit 99.1

Fellow Shareholders,	November 2, 2026
Building on an outstanding first half of the year, we delivered another strong quarter. In Q3, Platform revenue grew 23% year over year (YoY) to $1.3 billion, with both Advertising and Subscriptions growing 23%. Total gross profit was $649 million, up 24% YoY, and we generated net income of $183 million, Adjusted EBITDA of $249 million, and Free Cash Flow (TTM) of $796 million. We are building a diversified and durable business by focusing on monetization initiatives: deepening integrations with third-party advertising platforms, growing Roku-billed subscriptions, and enhancing the Roku Experience. With our open platform, we help our content partners attract and retain audiences, and we offer advertisers the ability to reach viewers at scale, all while providing viewers with an outstanding streaming experience.
Third Quarter 2026 Key Results
•Total net revenue was $1.5 billion, up 24% YoY
•Platform revenue was $1.3 billion, up 23% YoY
•Total gross profit was $649 million, up 24% YoY
•Streaming Hours were 39.9 billion, up 9% YoY
•The Roku Channel was the #2 app on our platform by engagement in the U.S. and also globally

Summary Financials ($ in millions)	Q3 25	Q4 25	Q1 26	Q2 26	Q3 26	YoY %
Advertising	$591.2	$714.7	$612.7	$672.8	$727.4	23%
Subscriptions	473.4	509.3	518.5	548.2	580.9	23%
*Platform revenue	1,064.6	1,224.0	1,131.2	1,221.0	1,308.3	23%
Devices revenue	146.0	170.9	117.6	133.7	193.7	33%
Total net revenue	1,210.6	1,394.9	1,248.9	1,354.7	1,502.0	24%
Advertising	345.5	428.2	371.0	420.0	459.4	33%
Subscriptions	202.3	218.4	213.1	226.7	237.7	18%
Platform gross profit	547.8	646.7	584.1	646.8	697.1	27%
Devices gross profit (loss)	(22.9)	(39.9)	(19.1)	26.9	(48.6)	(112)%
Total gross profit	524.9	606.8	564.9	673.7	648.5	24%
Advertising gross margin %	58.4%	59.9%	60.5%	62.4%	63.2%	4.7	pts
Subscriptions gross margin %	42.7%	42.9%	41.1%	41.4%	40.9%	(1.8)	pts
Platform gross margin %	51.5%	52.8%	51.6%	53.0%	53.3%	1.8	pts
Devices gross margin %	(15.7)%	(23.3)%	(16.3)%	20.1%	(25.1)%	(9.4)	pts
Total gross margin %	43.4%	43.5%	45.2%	49.7%	43.2%	(0.2)	pts
Research and development	182.2	184.6	189.5	179.7	186.9	3%
Sales and marketing	242.1	255.3	221.2	223.2	190.9	(21)%
General and administrative	91.1	100.9	102.5	124.6	106.7	17%
Total operating expenses	515.4	540.8	513.2	527.5	484.4	(6)%
Income from operations	9.5	66.0	51.8	146.2	164.1	1633%
Net income	24.8	80.5	85.7	164.2	183.3	639%
*Adjusted EBITDA A	116.9	169.4	148.4	254.3	248.8	113%
Adjusted EBITDA margin %	9.7%	12.1%	11.9%	18.8%	16.6%	6.9	pts
Cash flow from operations (TTM)	455.4	483.7	544.1	719.0	810.9	78%
*Free cash flow (TTM) A	443.0	483.6	538.8	704.1	795.7	80%
* Key Performance Metric (KPM)
A Refer to reconciliation at the end of this Letter.

Roku Q3 2026 Shareholder Letter

Platform
Platform revenue grew 23% YoY to $1.3 billion, with gross margin of 53.3%. Our results reflect a simple principle: We succeed when our partners succeed. We are home to the world's leading streaming services, we work with every major buyer of advertising, and we have built our business on interoperability with partners rather than exclusivity. In Q3, that openness drove growth in both Advertising and Subscriptions, and it helped our partners reach and engage audiences and monetize their content.

The Roku Experience (RX) includes our Home Screen, AI-powered recommendations, Roku City, and all our content discovery features (like our Sports Experience). In July, we completed the U.S. rollout of the new Roku Home Screen, designed to maximize content discovery and personalization for viewers while delivering benefits to our content partners and advertisers. We’re improving our ability to provide relevant recommendations, and one early result we are seeing is a reduction in Premium Subscription cancellations. We are now rolling out the new Home Screen to our international markets.

Our discovery features are designed to connect viewers with great content across streaming services on the Roku platform, not only those owned and operated by Roku. Our recent enhancements to Search; and Recommendations use AI/ML to write “Reasons to Watch” that explain why a title fits a viewer's tastes; prioritize SVODs the viewer is already subscribed to; and maintain the viewer’s recent search history across search screens and devices. We are also leveraging AI to improve how our Home Screen and Live TV destination determine shows and movies to feature for the viewer.

Encanto

OSCAR® Winner

2021 • PG • 1h 39m • IMDb 7.2/10

Stephanie Beatriz, María Cecilia Botero, Diane Guerrero

A Colombian girl may be the last hope for her family when she discovers that the magic surrounding the Encanto — an enchanted place that blesses children with unique gifts — is now in danger.

Animated • Magical • Uplifting

⊕ Save | 👍 | 👎 | ...

1 of 4

Disney+ — Watch now

prime video — From $3.99

YouTubeTV — From $3.99

2 other ways to watch

You May Also Like

MOANA

Search results showing reasons and ways to watch

The Roku Channel provides viewers with a broad variety of great entertainment, while giving content partners a way to monetize their libraries, and enabling advertisers to reach incremental audiences. We work with more than 250 content partners to continuously enhance the entertainment in The Roku Channel, recently adding popular titles like “CSI,” “The Good Wife,” and “Elementary” from Paramount; “How to Get Away with Murder,” “Reba,” and “Empire” from Disney; and “Minions,” “Erin Brockovich,” and a Law & Order FAST channel from NBCUniversal. In Q3, The Roku Channel was the #2 app on our platform both in the U.S. and globally.

Roku Q3 2026 Shareholder Letter

Advertising
Advertising revenue grew 23% YoY to $727 million, our ninth consecutive quarter of double-digit growth, with gross margin of 63.2%, up approximately 470 basis points YoY driven primarily by a mix shift toward higher margin ad products. Video advertising growth on our platform once again outpaced the U.S. OTT and digital markets1.

We are building a diversified and durable advertising business, and our approach is open by design. We have integrations with every major DSP and SSP so that advertisers can buy Roku inventory wherever they already plan and buy. Additionally, our goal is to build the most performant CTV ad platform in the industry, with a key focus on expanding our programmatic capabilities. In Q3, more than 80% of our in-stream video ad impressions were delivered programmatically. We continue to deepen our integrations with third-party demand-side platforms, and will expand several, including, Google’s DV360 in the coming months.

Our programmatic capabilities continue to drive strong results in political advertising. Similar to Q2, political advertising on the Roku platform in Q3 exceeded the comparable quarter from the 2024 U.S. presidential election cycle2. The Media & Entertainment (M&E) vertical also continued to strengthen, and Q3 was the highest YoY revenue growth in four years as media companies invested on the Roku platform to promote their content and services. We are also beta testing a new performance-based M&E ad unit on our Home Screen.

Roku • Home
✱ for Options • 1:25 pm
Top Picks for You
For You
LONGMIRE
New episode
CROSSROAD SPRINGS
2 BROKE GIRLS
DEEPWATER HORIZON
Quick Access
Spotify
NETFLIX
Backdrops
prime video
HBO max
hulu
howdy
By Roku
Disney · PIXAR
TOY STORY 5
Disney+
Stream Now
© 2026 Disney/Pixar. Must be 18+ to subscribe.

“Toy Story 5” Home Screen takeover

Subscriptions
Subscriptions revenue grew 23% YoY to $581 million, with gross margin of 40.9%, down roughly 180 basis points YoY, with the largest factor being a strategic mix shift toward Premium Subscriptions. We earn revenue when our partners grow and retain subscribers on our platform, so our incentives are aligned with theirs. We give them tools to attract and engage subscribers and handle sign-up and billing, whether they are a large global streamer or a specialty service.

1 SMI (Standard Media Index) data; OTT: over the top
2 Excludes OneView fees

Roku Q3 2026 Shareholder Letter

Our Sports Experience organizes content from many partners in one place, giving fans a single destination to find the games they want to watch and giving our content partners and advertisers a way to reach them. The World Cup was our first truly global sports experience, reaching viewers across seven international markets and driving more than one million subscription sign-ups across services including Peacock, Paramount+, FOX One, and ViX.

With the NFL season now in full swing, our NFL Zone highlights games and other NFL content for fans, while helping our partners reach new audiences and retain subscribers who have already signed up. We recently launched our Sports Experience in Canada, joining Mexico and Brazil as international markets with this key feature, and we now offer NFL Zones in all four of our sports discovery markets.

The NFL Zone in the Roku Sports Experience

We’re always seeking ways to enhance the viewer experience and give fans more ways to watch and enjoy their favorite sports. We recently launched full Cloud DVR capabilities (Lookback and Record) in FOX One in Premium Subscriptions, building on the Live Pause and Resume features we launched for Peacock, Apple TV, and FOX One in Q2. We expect to roll out additional live features in the coming months.

Roku Q3 2026 Shareholder Letter

for Options • 2:24 am
NFL: Seattle Seahawks at Denver Broncos
Thursday • 5:15 pm
From Empower Field at Mile High in Denver.
Seattle Seahawks
Denver Bronc
Available to record
Starts at 5:00 pm on FOX KCPQ (Seat
FOX ONE on RokuChannel
Tune in early
YouTubeTV
Clips and Highlights
for Options • 2:25 am
NFL: Seattle Seahawks at Denver Broncos
Thursday • 5:15 pm
From Empower Field at
Record
NFL: Seattle Seahawks at Denver Broncos
Record on FOX One
Record all NFL events on FOX One
Close
Seattle Seahawks
Tune in early
Not started yet
fubo LIVE TV & SPORTS
Sign in or subscribe
4 other ways to watch
Clips and Highlights

Cloud DVR on FOX One, now including Lookback and Record

In September, we launched Premium Subscription bundles, giving viewers more than 35 combinations of services to choose from with savings of up to 30% compared to a la carte subscriptions. Just like individual Premium Subscriptions, Premium Subscription bundles use the viewer’s existing Roku account, allowing users to save money on multiple services and enjoy everything with one login.

Bundles on Premium Subscriptions

Roku Q3 2026 Shareholder Letter

The power and openness of our platform drives incremental growth to our partners. For example, approximately 95% of Premium Subscription sign-ups are from customers who had never subscribed to that service directly3. Furthermore, despite a sequential decline in the overall market in Q3, Roku grew its share of U.S. SVOD subscriptions4.

Devices
Devices revenue was $194 million, up 33% YoY, with gross margin of (25.1%), driven primarily by elevated memory costs. As a reminder, our Devices revenue is generated from the sale of our players and Roku-made TVs and does not include Roku TV models made and sold by our OEM licensing partners, which account for the largest portion of our overall unit volume. Roku-made TVs exceeded expectations in Q3 and approached 8% of total TV unit sales volume in the U.S., a position built in roughly three years5.

In September, we launched our first-ever OLED TVs: the new Roku Pro Series OLED TV and Roku Pro Series LX OLED TV. This new lineup pairs high-performance displays with accessible prices, delivering on our commitment to TV that is delightfully simple and better for everyone. Tom’s Guide rated the Roku Pro Series OLED 4/5 and awarded it the “Tom’s Guide Recommended” badge for price and setup, calling it “one of my favorite budget OLEDs that I’ve reviewed so far.” Both models are available exclusively on Amazon.

Our Roku TV operating system is open to leading TV brands, and its low memory requirements are a growing advantage for our partners. The Roku TV OS requires significantly less DRAM and Flash than competing platforms, which lowers our partners' costs as memory prices continue to rise and is especially meaningful on smaller screens. We continue to expand and diversify our OEM licensing relationships. TCL has expanded its Roku TV lineup at Target, and Hisense is moving its value assortment to Roku at Best Buy. We expect these partnerships to contribute to Roku TV model unit volume in Q4 2026. Accordingly, we continue to anticipate that distribution costs for Roku TV model sales, a significant component of Sales & Marketing (S&M) expense, will be weighted toward Q4 2026.

Conclusion
Our third quarter demonstrated that we succeed when our partners succeed, whether it is a streaming service gaining subscribers through Premium Subscriptions, a content company monetizing its library on The Roku Channel, an advertiser buying through a third-party DSP, or a TV brand choosing the Roku TV OS. The alignment of our interests with those of our partners is a foundation of our business and a core reason why more than 100 million households worldwide choose Roku.

We remain on track for the second half 2026 forecast we provided in the proxy statement, and our pending acquisition by FOX is an extraordinary opportunity to accelerate our vision, allowing us to scale faster and innovate more aggressively for viewers, partners, and advertisers.

Happy Streaming™!

Anthony Wood, Founder and CEO, and Dan Jedda, CFO and COO

Pending Acquisition by FOX
On June 15, 2026, Fox Corporation (Nasdaq: FOXA, FOX) and Roku announced that they have entered into a definitive agreement under which FOX will acquire Roku. In light of the pending transaction, we will not host an earnings call and will not provide a financial outlook.

3 Roku-commissioned study by Antenna
4 Source: Antenna Subscriber Estimates | US Only | Q3 2026, does not include indirect billing (Cable, Telco, etc.)
5 Source: Circana, LLC, Retail Tracking, US, Roku Custom Retailer Scan Data for Smart TVs, Unit Share, July – Sept 2026

Roku Q3 2026 Shareholder Letter

About Roku, Inc.
Roku pioneered streaming on TV. Today, it is the #1 TV streaming platform in the U.S., Canada, and Mexico by hours streamed (Hypothesis Group, Dec. 2025). Roku connects viewers to the content they love, enables content publishers to build and monetize large audiences through advertising and subscriptions, and provides advertisers with unique capabilities to reach and engage consumers. Roku streaming players and Roku-made TVs are available at major retailers, and licensed Roku TV™ models are sold by leading TV brands in more than 15 countries around the world. Roku also owns and operates The Roku Channel, the home of premium and free entertainment; Howdy, a low-cost subscription service; and Frndly TV™, a live TV streaming service. Roku is headquartered in San Jose, Calif., U.S.A.

ROKU, ROKU TV, the Roku logo, HIRO, HOWDY, FRNDLY TV, “HAPPY STREAMING” and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku or its affiliates. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations Conrad Grodd cgrodd@roku.com	Media Kelli Raftery kraftery@roku.com

Roku Q3 2026 Shareholder Letter

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA and Free Cash Flow (FCF). In order for our investors to be better able to compare our current results with those of previous periods, we have included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation excludes total other income, net, stock-based compensation expense, depreciation and amortization, restructuring charges, merger-related costs, and income tax (benefit) expense from the net income (loss) of the period, and the FCF reconciliation excludes capital expenditures and effects of exchange rates from the cash flow from operations of the period, in each case where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.

Forward-Looking Statements
This shareholder letter contains “forward-looking” statements within the meaning of the federal securities laws. Statements contained herein that are not historical facts are considered forward-looking statements and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “may,” “opportunity,” "plan,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Such forward-looking statements are based on our current beliefs, assumptions and information available to us and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These statements include those related to the continued competitive advantage of the Roku Experience; our expectations regarding the roll out of our Home Screen to international markets and the expected benefits thereof; our ability to build the most performant CTV ad platform in the industry and expand our programmatic capabilities; our expectations regarding the expansion and launch of programmatic advertising integrations, including the launch of Google DV360; our expansion of advertising categories in the Roku Experience and the expected benefits thereof; growth of our scale; our expectations regarding increased Premium Subscriptions; the roll out of DVR features; our ability to grow Devices revenue; our expectations regarding the growth in Roku TV model unit volume and related distribution costs in Q4 2026; our expectations relating to partnerships with TV OEMs; our expectations regarding the pending transaction with FOX; and our overall business trajectory. Important risks and factors related to such statements are contained in the reports we have filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and Current Reports on Form 8-K. Except as required by law, we assume no obligation to update these forward-looking statements as the result of new information, future events or otherwise.

Roku Q3 2026 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net revenue:
Platform:
Advertising	$727,416	$591,243	$2,012,937	$1,613,119
Subscriptions	580,909	473,401	1,647,587	1,307,813
Total Platform	1,308,325	1,064,644	3,660,524	2,920,932
Devices	193,697	145,994	445,067	421,416
Total net revenue	1,502,022	1,210,638	4,105,591	3,342,348
Cost of revenue:
Platform:
Advertising	268,024	245,736	762,538	695,565
Subscriptions	343,180	271,133	970,028	715,605
Total Platform	611,204	516,869	1,732,566	1,411,170
Devices	242,294	168,870	485,869	463,576
Total cost of revenue	853,498	685,739	2,218,435	1,874,746
Gross profit (loss):
Platform:
Advertising	459,392	345,507	1,250,399	917,554
Subscriptions	237,729	202,268	677,559	592,208
Total Platform	697,121	547,775	1,927,958	1,509,762
Devices	(48,597)	(22,876)	(40,802)	(42,160)
Total gross profit	648,524	524,899	1,887,156	1,467,602
Operating expenses:
Research and development	186,865	182,235	556,037	544,831
Sales and marketing	190,878	242,077	635,322	709,026
General and administrative	106,693	91,121	333,762	285,342
Total operating expenses	484,436	515,433	1,525,121	1,539,199
Income (loss) from operations	164,088	9,466	362,035	(71,597)
Other income, net:
Interest expense	(593)	(455)	(1,692)	(1,348)
Other income, net	23,867	29,019	85,055	75,134
Total other income, net	23,274	28,564	83,363	73,786
Income before income taxes	187,362	38,030	445,398	2,189
Income tax expense (benefit)	4,023	13,218	12,143	(5,695)
Net income	$183,339	$24,812	$433,255	$7,884

Net income per share — basic	$1.23	$0.17	$2.93	$0.05
Net income per share — diluted	$1.20	$0.16	$2.85	$0.05

Weighted-average common shares outstanding — basic	148,646	147,466	148,047	146,855
Weighted-average common shares outstanding — diluted	152,636	151,580	151,856	150,449

Roku Q3 2026 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS, CONTINUED
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Stock-based compensation was allocated as follows:
Cost of revenue, platform	$214	$247	$616	$972
Cost of revenue, devices	—	75	—	183
Research and development	27,464	34,496	83,964	103,315
Sales and marketing	29,022	31,921	83,753	97,193
General and administrative	22,591	21,292	64,961	66,502
Total stock-based compensation	$79,291	$88,031	$233,294	$268,165

Roku Q3 2026 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value data)
(unaudited)

	As of
	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$2,518,753	$1,587,068
Short-term investments	201,816	730,213
Accounts receivable, net of allowances of $61,976 and $80,448 as of September 30, 2026, and December 31, 2025, respectively	887,822	879,871
Inventories	169,776	114,642
Prepaid expenses and other current assets	173,374	89,716
Total current assets	3,951,541	3,401,510
Property and equipment, net	143,213	173,577
Operating lease right-of-use assets	222,564	260,341
Content assets, net	181,041	167,908
Intangible assets, net	38,932	50,207
Goodwill	309,406	309,406
Other non-current assets	77,375	70,534
Total Assets	$4,924,072	$4,433,483
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$349,178	$158,640
Accrued liabilities	993,574	957,983
Deferred revenue, current portion	118,758	120,912
Total current liabilities	1,461,510	1,237,535
Deferred revenue, non-current portion	26,018	28,848
Operating lease liability, non-current portion	317,968	435,899
Other long-term liabilities	83,274	73,256
Total Liabilities	1,888,770	1,775,538
Stockholders’ Equity:
Common stock, $0.0001 par value	15	15
Additional paid-in capital	4,254,388	4,145,485
Accumulated other comprehensive income (loss)	(1,060)	1,039
Accumulated deficit	(1,218,041)	(1,488,594)
Total stockholders’ equity	3,035,302	2,657,945
Total Liabilities and Stockholders’ Equity	$4,924,072	$4,433,483

Roku Q3 2026 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	September 30, 2026	September 30, 2025
Cash flows from operating activities:
Net income	$433,255	$7,884
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,237	51,514
Stock-based compensation expense	233,294	268,165
Amortization of right-of-use assets	36,974	36,231
Amortization and write-off of content assets	170,453	153,608
Foreign currency remeasurement losses	1,876	196
Change in fair value of strategic investment in convertible promissory notes	—	324
Impairment (gain) on lease terminations	(17,409)	2,870
Provision for credit losses	2,625	2,252
Other items, net	(7,171)	(558)
Changes in operating assets and liabilities:
Accounts receivable	(11,195)	71,033
Inventories	(55,134)	17,589
Prepaid expenses and other current assets	(70,060)	(1,041)
Content assets and liabilities, net	(169,407)	(123,461)
Other non-current assets	(14,166)	6,859
Accounts payable	191,131	(120,826)
Accrued liabilities	37,077	75,615
Operating lease liabilities	(101,905)	(60,338)
Other long-term liabilities	1,725	(7,456)
Deferred revenue	(4,984)	(4,392)
Net cash provided by operating activities	703,216	376,068
Cash flows from investing activities:
Purchases of property and equipment	(8,320)	(4,189)
Purchase of business, net of cash acquired	—	(95,090)
Sale (Purchase) of strategic investment	18,399	(7,000)
Purchases of short-term investments	(425,000)	(725,000)
Sales and maturities of short-term investments	950,000	—
Repayments of convertible promissory notes	—	10,000
Net cash provided by (used in) investing activities	535,079	(821,279)
Cash flows from financing activities:
Proceeds from equity issued under incentive plans	43,219	18,320
Taxes paid related to net share settlement of equity awards	(167,610)	(115,071)
Repurchases of common stock	(162,702)	(50,000)
Payment of contingent consideration	(15,210)	—
Other	(236)	—
Net cash used in financing activities	(302,539)	(146,751)
Net increase (decrease) in cash and cash equivalents	935,756	(591,962)
Effect of exchange rate changes on cash and cash equivalents	(4,071)	6,814
Cash and cash equivalents — beginning of period	1,587,068	2,160,639
Cash and cash equivalents — end of period	$2,518,753	$1,575,491

Roku Q3 2026 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
(in thousands)
(unaudited)

	Nine Months Ended
	September 30, 2026	September 30, 2025
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,224	$693
Cash paid for (refunded from) income taxes, net	$(33)	$12,523
Supplemental disclosures of non-cash investing and financing activities:
Non-cash contingent consideration for business combination	$—	$65,815
Unpaid portion of property and equipment purchases	$435	$71

Roku Q3 2026 Shareholder Letter

NON-GAAP INFORMATION
(in thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net income	$183,339	$24,812	$433,255	$7,884
Total other income, net	(23,274)	(28,564)	(83,363)	(73,786)
Stock-based compensation	79,291	88,031	233,294	268,165
Depreciation and amortization	14,204	19,441	46,237	51,514
Restructuring charges (1)	(22,329)	—	(22,329)	3,064
Merger-related costs	13,575	—	32,294	—
Income tax expense (benefit)	4,023	13,218	12,143	(5,695)
Adjusted EBITDA	$248,829	$116,938	$651,531	$251,146
(1) Restructuring charges for the three and nine months ended September 30, 2026 were related to a gain on lease termination of $(22.3) million for terminating a portion of a corporate lease that was previously impaired in prior year restructuring efforts.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (TTM):

	Q3 25	Q4 25	Q1 26	Q2 26	Q3 26
Net cash provided by operating activities	$455,360	$483,718	$544,126	$719,037	$810,866
Less: Purchases of property and equipment	(6,647)	(5,280)	(6,483)	(9,131)	(9,411)
Add/(Less): Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5,706)	5,179	1,126	(5,835)	(5,706)
Free cash flow (TTM)	$443,007	$483,617	$538,769	$704,071	$795,749

Roku Q3 2026 Shareholder Letter